Exhibit 5.1

March 9, 2012

Cerner Corporation

2800 Rockcreek Parkway

North Kansas City, MO 64117

Ladies and Gentlemen:

I am the Sr. Vice President and Chief Legal officer of Cerner Corporation, a Delaware corporation (the “Company”). Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, to be filed with the Securities and Exchange Commission (“SEC”) on or about March 9, 2012 for the purpose of registering under the Securities Act of 1933, as amended, 15,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), of the Company, proposed to be issued pursuant to the Cerner Corporation Foundations Retirement Plan (the “Plan”).

In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records and other agreements, instruments or opinions as I have deemed necessary for purposes of this opinion. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. On the basis of the foregoing, I am of the opinion that all necessary corporate action has been taken to authorize the issuance of the aforesaid shares of Common Stock under the Plan and all such shares of Common Stock, when issued pursuant to the Plan, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the SEC as an Exhibit to the Registration Statement and to the reference to my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ Randy D. Sims

Randy D. Sims

Sr. Vice President and Chief Legal Officer